                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                 GENUITY INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                                                           225 Presidential Way
                                                    Woburn, Massachusetts 01801

                                                                 April 13, 2001

Dear Stockholder:

  You are cordially invited to attend the annual meeting of the holders of our Class A and Class B common stock to be held on Thursday, May 17, 2001, at 8:00 a.m., local time, at the Hyatt San Jose, 1740 North First Street, San Jose, California 95112. At this meeting, the holders of our Class A common stock and Class B common stock are being asked to elect four directors as Class I directors to serve for three years and to approve the appointment of Arthur Andersen LLP as auditors of Genuity.

  Your Board of Directors recommends that you vote your shares of Class A common stock and Class B common stock for the nominees for director and for the appointment of auditors. You should read with care the enclosed proxy statement that describes the nominees and presents other important information about the election. Whether or not you plan to attend the annual meeting, we ask that you please complete, sign, date and promptly return the accompanying proxy in the enclosed, self-addressed postage paid envelope or, if you prefer, vote by proxy over the Internet or by telephone using the instructions on the enclosed proxy.

  I thank you for your support.

                                          Sincerely,

                                          /s/ Paul R. Gudonis
                                          Paul R. Gudonis
                                          Chairman of the Board and Chief
                                           Executive Officer

                             225 Presidential Way
                          Woburn, Massachusetts 01801

       NOTICE OF 2001 ANNUAL MEETING OF CLASS A AND CLASS B STOCKHOLDERS
                                 May 17, 2001
                                   8:00 a.m.

  We are holding our annual meeting of the holders of our Class A common stock and Class B common stock at the Hyatt San Jose, 1740 North First Street, San Jose, California 95112, on Thursday, May 17, 2001 at 8:00 a.m., local time, for the following purposes:

    1. To elect four directors as Class I directors to serve for three-year terms.

    2. To approve the appointment of Arthur Andersen LLP as auditors of Genuity.

  The Board of Directors has fixed Monday, April 2, 2001 as the record date for the annual meeting. Only holders of record at the close of business on that day will be entitled to vote at the annual meeting or any adjournment of the annual meeting.

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. It is important that your shares be represented at the annual meeting, and your promptness will assist us to prepare for the annual meeting and to avoid the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.

                                          By Order of the Board of Directors,

                                          /s/ Ira H. Parker
                                          IRA H. PARKER, General Counsel and
                                           Secretary

April 13, 2001

                                 GENUITY INC.

                               ----------------

                                PROXY STATEMENT
              ANNUAL MEETING OF CLASS A AND CLASS B STOCKHOLDERS

                               ----------------

                              GENERAL INFORMATION

  The Board of Directors of Genuity Inc., a Delaware corporation, is soliciting the enclosed proxy form from our Class A and Class B stockholders. The proxy will be used at our 2001 Annual Meeting of Class A and Class B Stockholders to be held at 8:00 a.m., local time, on Thursday, May 17, 2001 at the Hyatt San Jose, 1740 North First Street, San Jose, California 95112.

  This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures.

  We use several abbreviations in this proxy statement. We refer to our company as "Genuity" or the "Company." We call our Board of Directors the "Board." References to "fiscal 2000" mean our 2000 fiscal year, which began on January 1, 2000 and ended on December 31, 2000.

Who May Attend and Vote?

  Our Board of Directors is sending this proxy statement on or about April 13, 2001 to all of our stockholders as of the record date, April 2, 2001. Stockholders who owned our Class A and Class B common stock at the close of business on April 2, 2001 are entitled to attend and vote at the annual meeting. On the record date, we had 173,913,000 shares of our Class A common stock issued and outstanding and 18,256,000 shares of our Class B common stock issued and outstanding. We had approximately 400 record Class A stockholders and one record Class B stockholder as of the record date. We believe that our Class A common stock is held by more than 81,000 beneficial owners.

How Do I Vote?

  As a stockholder, you have the right to vote on certain business matters affecting our company. The two proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled "Proposal One" and "Proposal Two". Each share of Genuity Class A and Class B common stock you own entitles you to one vote on the proposals submitted. The enclosed proxy card indicates the number of shares you own. Neither the Class A common stock nor the Class B common stock has cumulative voting rights. The votes cast at the annual meeting, either by proxy or in person, will be counted by an entity appointed by Genuity to act as the inspector of election for the annual meeting.

  We recommend that you vote by proxy even if you plan to attend the annual meeting. If you are a registered holder of Class A common stock, you may vote by proxy in three ways:

  . By Telephone. You can vote your shares of Class A common stock by calling the number on the enclosed proxy and following the recorded instructions. Our telephone voting option is available twenty-four hours per day. If you vote by telephone, you do not need to return the enclosed proxy.

  . By Internet. You can also choose to vote your shares of Class A common stock over the Internet by going to the web site noted on the enclosed proxy and following the instructions. Our Internet voting option is available twenty-four hours per day. If you vote over the Internet, you do not need to return the enclosed proxy.

  . In Writing. You may also complete, sign, date and return the enclosed proxy in the self-addressed postage paid envelope provided.

  By signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as "proxies") to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted as you direct on the proxy card. If a proxy is duly executed and received by the Secretary of Genuity, but no instructions are indicated, then the proxy will be voted "FOR" the election of all of the nominees for director named herein and "FOR" the appointment of Arthur Andersen LLP as our auditors. If you attend the meeting, and you are a record stockholder, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

What Does the Board of Directors Recommend?

  If you submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends that you vote:

  .  FOR the four nominees for Class I directors identified in Proposal One;
     and

  . FOR the approval of the appointment of Arthur Andersen LLP as our auditors.

What Vote Is Required for Each Proposal?

  Consistent with Delaware law and the Company's by-laws, the holders of a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. A plurality of the votes properly cast is required for the election of directors. The four directors receiving the most votes will therefore be elected to office. The affirmative vote of the majority of the votes properly cast is necessary to approve the appointment of Arthur Andersen LLP as our auditors.

  Shares represented by proxies that indicate an abstention or a "broker non-vote" (that is, shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Shares indicating an abstention and shares indicating a broker non-vote, however, will not constitute votes cast at the meeting and thus will have no effect on the outcome.

May I Change My Vote After I Return My Proxy Card?

  Yes. Any record stockholder has the right to revoke his or her proxy at any time before it is voted by: (1) attending the meeting and voting in person;
(2) filing with our Secretary a written instrument revoking the proxy; or (3) delivering to our Secretary another newly executed proxy bearing a later date. Beneficial holders should contact their banks or brokers for instructions on how to change their votes.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

  Our By-laws provide that our Board of Directors will consist of no less than three persons and no more than twenty-one. As required by the memorandum opinion and order adopted by the Federal Communications Commission in connection with their approval of the merger of Bell Atlantic and GTE Corporation, after our initial public offering, our Board of Directors consisted of six persons, including four persons that previously had not been employees or directors of Bell Atlantic, GTE Corporation or any of their respective affiliates. This same order also required that, within ninety days of the completion of our initial public offering, our Board of Directors be expanded to thirteen members, with the four unaffiliated directors appointing seven additional directors who have no prior relationship to Bell Atlantic or GTE Corporation to fill the vacancies caused by this increase. Accordingly, our Board of Directors is currently fixed at thirteen persons.

  The Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. At a special meeting of the stockholders held on November 16, 2000, the holders of our Class A common stock elected our directors, other than the director elected annually by the holder or holders of our Class B common stock, for a period of one, two or three years. Philippe P. Dauman, Duncan M. Davidson, John W. Gerdelman and Debra L. Lee are the directors whose terms expire at this annual meeting and who have been nominated for re-election to the Board to serve until the 2004 annual meeting or until their successors are elected. All of the nominees are currently directors and were elected to the Board by the Class A common stockholders.

  All nominees for director have indicated their willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy. Our Board of Directors is not aware of any reason that might cause any nominee for director to be unavailable. The nominees for directors are as follows:

              NOMINEES FOR CLASS I DIRECTORS--TERMS EXPIRING 2004

Philippe P. Dauman
Age: 47
Director since June 2000

  Mr. Dauman has served as Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm, since May 2000. From January 1996 to May 2000, Mr. Dauman was Deputy Chairman and Executive Vice President of Viacom, Inc., a diversified entertainment company. Prior to January 1996, Mr. Dauman served as Executive Vice President, General Counsel and Chief Administrative Officer of Viacom, Inc. Mr. Dauman is a director of Viacom, Inc., Blockbuster, Inc., Lafarge Corporation and National Amusements, Inc. Mr. Dauman received his B.A. from Yale University and received his J.D. from Columbia University School of Law.

Duncan M. Davidson
Age: 48
Director since June 2000

  Mr. Davidson has served as Chief Executive Officer of SkyPilot Network, a wireless broadband company of which he is a co-founder, since December 2000. Prior to joining SkyPilot Network, Mr. Davidson served as Senior Vice President, Business Development of InterTrust, a digital rights management software company, from July 1997 to November 2000. Before joining InterTrust, Mr. Davidson was managing partner of Gemini McKenna, an alliance between Gemini Consulting and Regis-McKenna, Inc., and The McKenna Group, from August 1995 to July 1997. From April 1989 to August 1995, Mr. Davidson was also Vice President of Gemini Consulting, the management consulting arm of Cap Gemini, a systems integrator, and its predecessor, The MAC

Group. Mr. Davidson is a founder of Covad Communications, a telecommunications company providing digital subscriber line services, and serves on its board of advisors. Mr. Davidson received an Sc.B. in Physics-Mathematics from Brown University and a J.D. from the University of Michigan.

John W. Gerdelman
Age: 48
Director since June 2000

  Mr. Gerdelman has served as a managing member of mortonsgroup, LLC, a partnership investing in early stage companies, since September 1999. From April 1999 to September 1999, Mr. Gerdelman served as President and Chief Executive Officer of USA.Net, an electronic messaging services company. From September 1994 to April 1999, Mr. Gerdelman served as President-Network Services of MCI Communications Corporation, a telecommunications company. Mr. Gerdelman serves as a director of Sycamore Networks, Inc. Mr. Gerdelman received a B.S. in Chemistry from the College of William and Mary.

Debra L. Lee
Age: 46
Director since June 2000

  Ms. Lee has served as President and Chief Operating Officer of BET Holdings II, Inc., a media company, since March 1996. From 1986 to 1996, Ms. Lee served as Executive Vice President and General Counsel of BET Holdings, Inc. Ms. Lee is a director of Eastman Kodak Company and WGL Holdings, Inc. Ms. Lee holds an A.B. from Brown University, an M.P.P. from the John F. Kennedy School of Government and a J.D. from Harvard Law School.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

              CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2002

Paul J. Collins
Age: 64
Director since September 2000

  Mr. Collins retired in October 2000 as Vice Chairman of Citigroup, a financial services company, where he had served as Vice Chairman since the formation of Citigroup in 1998. From 1988 to 1998, Mr. Collins served as Vice Chairman and a member of the board of directors of Citicorp and Citibank. Mr. Collins is a director for the Kimberly-Clark Corporation, Nokia Corporation and BG Group plc. Mr. Collins holds a B.B.A. from the University of Wisconsin and an M.B.A. from Harvard University.

John H. Dasburg
Age: 58
Director since September 2000

  Mr. Dasburg joined Burger King Corporation as Chairman, Chief Executive Officer and President in April 2001. Prior to joining Burger King Corporation, Mr. Dasburg served as President and Chief Executive Officer of Northwest Airlines from 1990 to March 2001. Prior to joining Northwest Airlines, Mr. Dasburg served as President of Marriott's Lodging Group and Executive Vice President of Marriott Corporation. Prior to his tenure at Marriott, he was a partner with KPMG Peat Marwick, an international public accounting firm. Mr. Dasburg is a director of the St. Paul Companies and Northwest Airlines. Mr. Dasburg holds a B.S. in Engineering, an M.B.A. and a J.D. from the University of Florida.

Gordon E. Eubanks
Age: 54
Director since September 2000

  Mr. Eubanks has served as President and Chief Executive Officer of Oblix, Inc., a software development company, since April 1999. From 1984 to 1999, Mr. Eubanks was President and Chief Executive Officer of Symantec Corporation, a software utility development company. Mr. Eubanks was the founder of C&E Software, which merged with Symantec in 1984. Mr. Eubanks has a B.S. in Engineering from Oklahoma State University and an M.S. in Computer Science from the Naval Postgraduate School in Monterey, California.

Benson P. Shapiro
Age: 59
Director since September 2000

  Professor Shapiro has served as President of B. P. Shapiro, Inc., a business consulting firm, since 1972. Until 1997, he was the Malcolm P. McNair Professor of Marketing at the Harvard Business School. He continues to teach there in several executive programs. Professor Shapiro is a director of United Stationers. Professor Shapiro holds a B.S. in Chemical Engineering from the University of Michigan and an M.B.A. and D.B.A. from Harvard University.

              CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2003

Jeffrey M. Cunningham
Age: 48
Director since September 2000

  Mr. Cunningham has served as Senior Partner of Schroders/IFP, a venture capital firm specializing in eFinance, since September 2000. From 1998 to May 2000, Mr. Cunningham was with CMGI, Inc., an Internet technology holding company, where he served as President of Internet Media Group and President and Chief Executive Officer of Zip2 and MyWay. From 1980 to 1998, Mr. Cunningham was a group publisher with Forbes, Inc. Mr. Cunningham serves as a director for Schindler Holdings, Countrywide Mortgage, Pagenet and Bankrate. Mr. Cunningham holds a B.A. from Binghamton University and is a graduate of the Finance Executive Program at the Wharton School.

Paul R. Gudonis
Age: 47
Director since April 2000

  Mr. Gudonis has served as our Chairman and Chief Executive Officer since April 2000. From 1994 to March 2000, he served in various executive positions with Genuity, including most recently as President of Genuity beginning in July 1998, one year after GTE Corporation acquired BBN Corporation. From 1990 to 1994, he served as Vice President/General Manager-International of the Communications Industry Group of EDS Corporation. Prior to 1990, Mr. Gudonis served as a senior executive at several venture-backed start-up companies in the Boston, Massachusetts area specializing in software and telecommunications services. Mr. Gudonis serves as a director of Boston Communications Group, Inc., a provider of information technology services to the wireless industry. In addition, he is Vice Chairman of the Massachusetts High Tech Council, a director of the Massachusetts Software and Internet Council and a director of the Massachusetts Telecommunications Council. He is a founding member of the Global Internet Project, a group of Internet chief executive officers who engage in public policy advocacy in support of Internet growth and expansion. Mr. Gudonis holds a B.S. in Electrical Engineering from Northwestern University and an M.B.A. from Harvard Business School.

John R. Harris
Age: 52
Director since September 2000

  Mr. Harris has served as Chairman and Chief Executive Officer of Ztango, Inc., a provider of wireless Internet software, since 1999. From 1973 to 1999, Mr. Harris was with EDS Corporation, an information technology services company, where he served as Vice President--Marketing and Strategy since 1997. From 1990 to 1997, Mr. Harris served as President--Communications Industry Group at EDS Corporation. Mr. Harris serves as a director for Applied Graphics Technology Corporation, Ventiv Health, Inc. and World Commerce Online. Mr. Harris holds a B.B.A. and an M.B.A. from West Georgia University.

Edward D. Horowitz
Age: 53
Director since September 2000

  Mr. Horowitz currently serves as Chairman of EdsLink LLC, a New York-based venture capital firm providing financial, advisory and technology consulting services. Prior to forming EdsLink LLC, Mr. Horowitz served as Chairman of e-Citi, a subsidiary of Citigroup, a financial services company, was Senior Advisor on the internet to the Office of the Chairman and a member of the Management and Investment Committees of Citigroup. Prior to joining Citigroup, Mr. Horowitz was Senior Vice President of Viacom Inc., Chairman and Chief Executive Officer of Viacom Interactive Media and a member of the Viacom Executive Committee. Mr. Horowitz holds a B.S. in Physics from the City College of New York and an M.B.S. from Columbia University.

Information With Respect To Board Of Directors

 Committees and Meetings

  Since June 30, 2000, the date we completed our initial public offering, our Board of Directors has held five meetings. Each director attended at least 75 percent of the meetings of the Board of Directors and of each committee of which he or she is a member, with the exception of Messrs. Collins, Dasburg, Dauman and Shapiro.

  The Audit Committee, which consists of Messrs. Gerdelman, Collins, Cunningham, Davidson, Eubanks and Harris, each of whom is an independent director under the requirements of the National Association of Securities Dealers, was established on September 21, 2000 and held two meetings during fiscal 2000. The Audit Committee has the authority to recommend the appointment of our independent auditors and to assist our Board of Directors in its review of the results and scope of audits, internal accounting controls and other accounting related matters.

  The Compensation Committee, which consists of Ms. Lee and Messrs. Dauman, Dasburg and Masin, was established on November 16, 2000 and held one meeting during fiscal 2000. The Compensation Committee has the authority to approve salaries and bonuses and other compensation matters for our officers, to approve employee benefit plans and to administer our stock option plans.

  The Governance Committee, which consists of Ms. Lee and Messrs. Cunningham, Dauman, Harris and Horowitz, was established on November 16, 2000 and held no meetings during fiscal 2000. The Governance Committee has the responsibility of acting as a nominating committee for the Board of Directors and is charged with reporting to the Board on all matters relating to the selection, qualifications and responsibilities of, and candidates for election to, the Board.

  The Strategic Issues Committee, which consists of Messrs. Davidson, Dasburg, Horowitz, Masin and Shapiro, was established on November 16, 2000 and held one meeting during fiscal 2000. The purpose of the Strategic Issues Committee is to consider various strategic actions available to the Company.

 Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists of Ms. Lee and Messrs. Dauman, Dasburg and Masin. None of our executive officers serves as a member of the board of directors or executive compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

 Director Compensation

  We pay cash compensation to non-employee members of our Board of Directors in the amount of $30,000 annually. We also reimburse each member of the Board of Directors for reasonable expenses incurred in connection with attending a meeting of the Board of Directors or any committee thereof. In addition, non-employee directors who agreed to serve on our Board of Directors at the time of our initial public offering received options to purchase 30,000 shares of Class A common stock at an exercise price equal to the price of Genuity's Class A common stock at the time of our initial public offering. In addition, non-employee directors who agreed after our initial public offering to serve on our Board of Directors received, effective upon their election to the Board of Directors, options to purchase 30,000 shares of our Class A common stock at an exercise price equal to the fair market value at the time of the grant. We will grant options to purchase 30,000 shares of Class A common stock to any new director elected at subsequent annual meetings of stockholders. Options issued to the directors vest in three equal installments. The first installment immediately vests on the date of grant, but will not become exercisable until the day immediately before the first annual meeting of the stockholders following the date of grant. The second installment vests and becomes immediately exercisable on the day immediately before the second annual meeting of the stockholders following the date of grant. The third installment vests and becomes immediately exercisable on the day immediately before the third annual meeting of the stockholders following the date of grant.

         INFORMATION REGARDING OTHER EXECUTIVE OFFICERS OF THE COMPANY

         Name          Age                       Position
         ----          ---                       --------
Joseph C. Farina...... 51  President and Chief Operating Officer
Daniel P. O'Brien..... 46  Executive Vice President and Chief Financial Officer
Ira H. Parker......... 44  Senior Vice President, General Counsel and Secretary
Susan H. Bowman....... 47  Senior Vice President, Human Resources
James L. Freeze....... 40  Senior Vice President, Chief Strategy Officer

  Joseph C. Farina has served as our President and Chief Operating Officer since June 2000. From 1998 to June 2000, he served as President and Chief Executive Officer of the Bell Atlantic Data Solutions Group. Mr. Farina was also Executive Vice President--Operations Assurance for Bell Atlantic from 1995 to 1998. From 1993 to 1995, Mr. Farina served as both Vice President-- Corporate Business Development of NYNEX Corporation, a Regional Bell Operating Company that is now part of Verizon, and President of the NYNEX Network Systems Company. Prior to that, Mr. Farina served as President of NYNEX Properties and Vice President--Operations of NYNEX Mobile Communications. Mr. Farina holds a B.S. from Fordham University and an M.B.A. from St. John's University.

  Daniel P. O'Brien has been our Executive Vice President and Chief Financial Officer since June 2000. From June 1998 to June 2000, Mr. O'Brien served as the Executive Vice President--Finance and Chief Financial Officer of GTE Corporation. From July 1997 to June 1998, he served as Vice President and Treasurer of GTE Corporation, and from October 1995 to July 1997 he served as Assistant Treasurer--Capital Markets for GTE Service Corporation. Prior to 1993, when he joined the Treasury Department of GTE Corporation, Mr. O'Brien held several positions with the Electrical Products Group of GTE Corporation, including Vice President--Controller of European Lighting in Geneva, Switzerland from August 1991 to January 1993. Mr. O'Brien holds a B.S. in Chemistry from Boston College and an M.B.A. from the University of Chicago.

  Ira H. Parker has been our Senior Vice President, General Counsel and Secretary since June 2000. From November 1997 to June 2000, he served as Vice President and General Counsel with Genuity. In 1999, in addition to his General Counsel position at Genuity, Mr. Parker was appointed Vice President and Deputy General Counsel of GTE Service Corporation. From July 1993 to November 1997, Mr. Parker was a partner in the Washington, D.C. office of the law firm of Alston & Bird. Prior to 1993, Mr. Parker served in a number of positions with the United States Federal Deposit Insurance Corporation, including Assistant General Counsel for Litigation and Policy from August 1989 to May 1992 and Deputy General Counsel for Litigation for the Resolution Trust Corporation from May 1992 to June 1993. Mr. Parker holds a B.A. from Brooklyn College and a J.D. from Emory University.

  Susan H. Bowman has been our Senior Vice President, Human Resources since June 2000. From September 1997 to June 2000, Ms. Bowman served as Vice President, Human Resources for Genuity and GTE Technology Service Corporation. Prior to that time, she held several positions with GTE Corporation, including serving as the Director of Staffing and Development for GTE Service Corporation from August 1995 to September 1997. From September 1994 to August 1995, Ms. Bowman served as the Strategic Human Resources Business Partner for the Network Operations Group. From December 1993 to September 1994, she served as the Director of Incentive Compensation for GTE Telephone Operations. Ms. Bowman holds a Ph.D. in industrial/organizational psychology from the University of South Florida.

  James L. Freeze served as a Director from April 2000 until June 2000 and has been our Senior Vice President and Chief Strategy Officer since June 2000. From August 1999 to June 2000, he served as Vice President of Business Development for Genuity. From July 1998 to August 1999, he served as a senior telecommunications analyst at Forrester Research, Inc., an Internet research firm. From June 1997 to June 1998, Mr. Freeze served as Vice President of Sales and Marketing of Genuity, Inc., an Internet service provider and web hosting company that we acquired in June 1998. In April 2000, we changed our name from GTE Internetworking Incorporated to Genuity Inc. Prior to 1997, he held several positions with CompuServe Inc., a worldwide provider of network access hosting and Internet services to the business and consumer markets, including Director of Marketing and Business Development from January 1995 to May 1997 and Group Manager from June 1994 to December 1994. Mr. Freeze holds a B.S. and M.A. from Ohio State University and a J.D. from Capital University.

                         EXECUTIVE COMPENSATION REPORT

Genuity Compensation Committee

  The Compensation Committee (the "Committee") is responsible for providing strategic guidance on and approving Genuity's compensation plans and senior management organizational structure. The Committee was formed at the Board of Directors' meeting held in conjunction with Genuity's special meeting of stockholders on November 16, 2000 and held one meeting in 2000. Base pay and long-term compensation, in the form of stock options, for Genuity's executives for 2000 was set at the time of our initial public offering and the Committee had no role in this process. The functions of this board committee include the review and approval of compensation for senior management positions, the review of management recommendations relating to executive incentive compensation plans, the administration of executive compensation plans, and the review and recommendation of directors' compensation. The Committee also provides consultation on senior management continuity and matters of senior management organizational structure. The Committee annually reports to the Genuity Board of Directors on its activities.

Compensation Philosophy

  Genuity intends to be a world class organization, forming partnerships with customers and employees. The business, financial and human resource strategy of Genuity is communicated with the aid of our employee pay and benefit programs, which make up our total compensation philosophy. As strategies change, the value of specific pay programs will be evaluated and changes will be made when necessary.

  The Internet Services sector is highly competitive for talent. Genuity's executive compensation and benefit programs provide a competitive total package in order to attract, motivate, retain and reward employees with base pay, short- and long-term incentives, and benefits targeted to the market. Genuity benchmarks its compensation (including salary and incentive pay) by comparing its practices with those of other companies in the Internet, high technology and communications industries that have a reputation for excellence and which we view as direct competitors for talent in the overall labor market. Compensation data for the comparison companies is obtained from benchmarking surveys conducted by nationally recognized independent compensation consultants. Our compensation programs allow Genuity to attract and retain executives of the highest caliber who can accomplish Genuity's business strategy to become the leading e-business Network Services Provider for businesses changing the world. Our compensation and benefits align with Genuity's business strategy providing immediate focus, protecting the interests of our stockholders and being competitive in the highly competitive Internet market.

  Our employees benefit as Genuity's corporate goals, departmental goals, and their individual goals are met. We achieve this through the various elements of compensation, both annually and long-term. Under Genuity's compensation philosophy, base salary is intended to represent less than 40% of total compensation for executive management. The remaining compensation is paid under incentive plans. Payments under these incentive plans are contingent upon the achievement of performance goals.

Executive Compensation

  Genuity's base salary and short- and long-term compensation is based upon market pay, skills, work experience and education as they relate to job responsibilities for the position, as well as ongoing performance. The annual salary planning process rewards individuals with differentiated base pay adjustments determined by achievement against annual objectives and quarterly priorities. Base salaries for all of the Company's executives were evaluated to market at the time of our initial public offering on June 30, 2000. Salaries were adjusted to reflect the market and the scope of the executives' new positions in Genuity, a publicly-held company. Base salaries are based on the market value of comparable senior executive positions in companies in the Internet, high technology and communications industries similar to the Company's size and complexity.

  The base salaries of all executive officers will be reviewed annually. Changes to base salary will be made based on such factors as individual performance, market changes in the value of the position, and the economic and business conditions affecting the Company at the time. Mr. Gudonis' base salary at the time of our initial public offering on June 30, 2000, established by GTE, was $500,000 in recognition of his new role as Chairman and Chief Executive Officer of Genuity.

Short-Term Incentives

  Senior management employees are eligible to receive awards under the Genuity Executive Incentive Plan. In order to provide senior management incentive to achieve the Company's financial and business goals, the Company provides an annual incentive compensation program. Under the Genuity Executive Incentive Plan, a participating employee is eligible to receive an award based on Genuity's performance during the prior fiscal year, the performance of the individual's function, and his or her achievement of previously established individual objectives. At the conclusion of each plan year, the Committee compares Genuity's performance to established qualitative and quantitative objectives. In 2000, Genuity's quantitative objectives were revenue; "EBITDA" (earnings before interest, taxes, depreciation, and amortization); and cash flow. Genuity's performance against these objectives served as a baseline for the Committee to determine the 2000 company rating. After the Committee arrived at an overall rating for Genuity, it determined the percentage payout of incentive awards to be allocated to each function and subsequent individual awards for executive management.

  Mr. Gudonis' plan award for 2000 is based upon Genuity's overall performance and Mr. Gudonis' individual performance with respect to critical qualitative and quantitative objectives approved by the committee. The Committee considered Genuity's financial and operational performance in 2000 and Mr. Gudonis' achievement of qualitative objectives. Specifically, Mr. Gudonis' goals included quantitative goals related to revenue, EBITDA, and cash flow. In addition to these quantitative goals, Mr. Gudonis achieved significant qualitative objectives such as:

  .  Achieving 60% revenue growth and consensus EPS targets;

  .  Increasing new sales by 80% versus 1999;

  . Reducing operating expenses through efficiencies to achieve EBITDA targets;

  . Continuing to evaluate and reduce capital expenditures while continually expanding the Company backbone and achieving long term savings;

  . Establishing new company functions enabling Genuity to become an independent publicly-held corporation including: Board of Directors, corporate governance, and complete G&A functions;

  . Introducing Black Rocket e-business network platform by integrating services and re-engineering processes.

In the Committee's assessment, Mr. Gudonis performed well with respect to Genuity's performance and his objectives and the committee approved his Genuity Executive Incentive Plan award.

Long-Term Incentives

  The Company grants stock options to all employees to provide a long-term compensation opportunity tied to the performance of Genuity stock, and to encourage an ownership culture by focusing the employees' attention on Genuity's success over the long term. The stock options also ensure that employees have the opportunity to share in the financial benefits of success.

  All of Genuity's employees were granted stock options at the time of our initial public offering on June 30, 2000. The exercise price of each option was the price of Genuity Class A common stock at the time of the initial public offering. The number of options granted to each executive at the time of the initial public offering was market competitive to options granted at the time of an initial public offering or spin out from a parent company for companies comparable to Genuity. Going forward, options will be granted to new hires and employees receiving promotions and are priced based on the average of the high and low trading price of Genuity Class A common stock on the date of the grant. Vesting for all employees with the exception of executive management is 25% annually. Executive management option grants vest over four years under the following schedule: 10% vesting in year one, 15% vesting in year two, 25% vesting in year three and 50% vesting in year four.

Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code provides, in general, that a public company cannot deduct in any year compensation in excess of $1 million that is paid to its chief executive officer or any of its four other most highly paid named executive officers, other than exempt performance-based compensation. Stock options awarded to date under Genuity's 2000 Long Term Incentive Plan have been intended to qualify for the performance-based compensation exemption. The Committee is reviewing whether steps should be taken to extend the period during which exempt awards may be granted under the 2000 Long Term Incentive Plan. Payments under the 2000 Genuity Executive Incentive Plan are not exempt under Section 162(m).

Other Compensation Plans

  Genuity also has various broad-based employee benefit plans. Executives participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. The Genuity Savings Plan, pursuant to the provisions of section 401(k) of the Internal Revenue Code, permits employees to invest in a variety of funds on a pre-tax or after-tax basis. Matching contributions under the plan are made in Genuity Class A common stock. Genuity also maintains insurance, and other benefit plans for its employees.

                                          Philippe P. Dauman, Chairman
                                          John H. Dasburg
                                          Debra L. Lee
                                          Michael T. Masin

Summary Compensation Table

  The following table shows the compensation paid or awarded for the period of July 1, 2000--December 31, 2000 for our Chief Executive Officer and each of our four most highly compensated executives for services in all capacities to Genuity and its subsidiaries. On June 30, 2000, GTE Corporation merged with Bell Atlantic Corporation to form Verizon Communications. Genuity, previously wholly owned by GTE, became an independent company as a result of an initial public offering of shares that closed on June 30, 2000.

Summary Compensation

                         Compensation as of the IPO (7/1/00--
                                      12/31/00)                 Shares of
                         ------------------------------------  Genuity Inc.
                                                 Other Annual     Stock       All Other
Name and Principal                               Compensation   Underlying   Compensation
Position                 Salary ($) Bonus ($)(1)    ($)(2)    Options (#)(3)    ($)(4)
------------------       ---------- ------------ ------------ -------------- ------------
Paul R. Gudonis.........  250,000     400,000                   1,575,000       2,457
  Chairman and Chief
   Executive Officer(5)
Joseph C. Farina........  200,000     210,000       46,912        725,000
  President and Chief
   Operating Officer(6)
Daniel P. O'Brien.......  187,500     134,100                     675,000       3,825
  Executive Vice
  President and Chief
  Financial Officer(7)
Ira H. Parker...........  130,000     107,300                     275,000       3,874
  Senior Vice President,
  General Counsel and
  Secretary(8)
Paul A. O'Brien.........  128,000      98,600                     300,000       3,825
  Senior Vice President,
   Sales(9)

--------
(1) This column represents the annual bonus received under the Genuity Inc. Executive Incentive Plan for the abbreviated plan year of July 1, 2000 to December 31, 2000.
(2) This represents a housing allowance of $30,912 and flexible perquisite allowance of $16,000 paid to Mr. Farina.
(3) These amounts represent stock options granted at the time of Genuity's initial public offering under the Genuity Inc. 2000 Long Term Incentive Plan.
(4) This column represents contributions by Genuity to the Genuity Savings
    Plan.
(5) Mr. Gudonis was named Chairman and Chief Executive Office at the time of Genuity's initial public offering. Prior to this, Mr. Gudonis was President of GTE Internetworking.
(6) Mr. Farina became Genuity's President and Chief Operating Officer on June 30, 2000. Prior to this, he served as President and Chief Executive Officer of the Bell Atlantic Data Solutions Group.
(7) Mr. D. O'Brien became Genuity's Executive Vice President and Chief Financial Officer on June 30, 2000. Prior to this, Mr. O'Brien served as GTE's Chief Financial Officer.
(8) Mr. Parker became Senior Vice President, General Counsel and Secretary on June 30, 2000. Prior to this, he served as Vice President and General Counsel for GTE Internetworking.
(9) Mr. P. O'Brien became Senior Vice President of Sales on June 30, 2000. Prior to this, he served as Vice President of Sales for GTE Internetworking.

Option Grants in Last Fiscal Year

  The following table shows stock options to purchase the Company's Class A common stock granted at the time of Genuity's initial public offering to those executive officers listed in the Summary Compensation Table for the year ended December 31, 2000. Options vest over four years with 10% vesting in year one, 15% vesting in year two, 25% vesting in year three and 50% vesting in year four.

  The potential realizable value is calculated based on the term of the option at its date of grant. It is calculated assuming that the fair market value of the Class A common stock of Genuity Inc. on the date of grant appreciates at the indicated annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                       Annual Rates of Stock
                                                                      Price Appreciation for
                                      Individual Grants                     Option Term
                         -------------------------------------------- -----------------------
                         Shares of
                          Genuity    % of Total
                         Inc. Stock   Options    Exercise
                         Underlying  Granted to   or Base
                          Options   Employees in   Price   Expiration
          Name            Granted   Fiscal Year  Per Share    Date        5%          10%
          ----           ---------- ------------ --------- ---------- ----------- -----------
Paul R. Gudonis......... 1,575,000     2.13%      $11.00   06/29/2010 $10,895,599 $27,611,588
Joseph C. Farina........   725,000     0.98%      $11.00   06/29/2010 $ 5,015,435 $12,710,096
Daniel P. O'Brien.......   675,000     0.91%      $11.00   06/29/2010 $ 4,669,543 $11,833,538
Ira H. Parker...........   275,000     0.37%      $11.00   06/29/2010 $ 1,902,406 $ 4,821,071
Paul A. O'Brien.........   300,000     0.41%      $11.00   06/29/2010 $ 2,075,352 $ 5,259,350


Fiscal Year End Option Values

  The Genuity options were not in the money at year-end. None of the executives had exercisable options at the end of 2000. At December 31, 2000, the named executive officers had unexercisable options in the following amounts: Mr. Gudonis (1,575,000); Mr. Farina (725,000); Mr. D. O'Brien (675,000); Mr. Parker (275,000); and Mr. P. O'Brien (300,000). None of these executives exercised options in 2000.

Employment Agreements

  We have entered into employment agreements with Messrs. Gudonis, Farina, D. O'Brien, and Parker. Under these agreements, the executives will receive the following base salaries: Mr. Gudonis, $500,000; Mr. Farina, $400,000; Mr. D. O'Brien; $375,000; and Mr. Parker, $260,000. In addition to these base salaries, we will provide each of these individuals with the opportunity to earn an annual performance-based cash bonus in accordance with the terms of our Executive Incentive Plan and to receive stock-based awards under our Long Term Stock Incentive Plan. Each employment agreement has a three-year term commencing on June 30, 2000, but the term is automatically extended for a fourth year unless we give written notice to the contrary at least ninety days prior to June 30, 2003. Pursuant to their respective employment agreements, each of Messrs. Gudonis, Farina, D. O'Brien, and Parker will be entitled to severance benefits in the event that we terminate their employment for any reason other than cause or if the executive terminates his employment for good reason, as defined in the agreement, and we do not cure the basis for the termination within a specified period of time. If the termination occurs during the initial three year term of the employment agreement, the employee will become entitled to a severance payment equal to the greater of:

  . his then-current annual base pay plus his then-current target annual bonus for the remainder of the term of the employment agreement, payable over the remainder of the term of the agreement; or

  . two times the sum of his then-current annual base pay and his then-current target annual bonus, payable over the two-year period following termination of employment.

  If the termination occurs during or at the conclusion of a fourth year under the agreement, the employee will receive a severance payment equal to two times the sum of his then-current annual base pay and his then-current target annual bonus, payable over the two-year period following termination of employment.

  Under the agreements, Messrs. Gudonis, Farina, D. O'Brien, and Parker agree that during employment and during any period of time in which the employee is eligible to receive severance payments under his employment agreement or, if longer, for a period of one year following termination of employment, they will not compete with Genuity or any related companies and that during employment and during any period of time in which the employee is eligible to receive severance payments under his employment agreement or, if longer, for a period of two years following termination of employment, they will not interfere with the business relations of Genuity or any related companies including, for example, by the solicitation of employees or clients.

Audit Committee Report

  The Genuity Inc. Board of Directors' Audit Committee is comprised of six directors, all of whom are independent directors for the requirements of the National Association of Securities Dealers (NASD). The Audit Committee adopted a written charter, September 21, 2000, which is included in this proxy statement as Appendix A.

  The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2000 with Genuity's management and the independent auditors.

  The Audit Committee's discussions with the independent auditors included the matters required to be addressed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee considered whether the provision of professional services by Arthur Andersen LLP for non-audit-related professional services during fiscal 2000 is compatible with maintaining the independence of Arthur Andersen LLP.

  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standard Board Standard No. 1, and has discussed with the auditors the auditors' independence.

  Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Genuity's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          John W. Gerdelman, Chairman
                                          Paul J. Collins
                                          Jeffrey M. Cunningham
                                          Duncan M. Davidson
                                          Gordon E. Eubanks
                                          John R. Harris

Information Regarding the Fees Paid to Arthur Andersen LLP During Fiscal 2000

  Fees billed to the Company by Arthur Andersen LLP for services rendered during the fiscal year or related to the audit of the fiscal year 2000 financial statements were as follows:

   Audit Fees:                                                   $  808,000
   Initial Public Offering:                                      $1,835,000
   Financial Information System Design and Implementation Fees:  $        0
   All Other Fees:                                               $  391,000

                PROPOSAL TWO: APPROVAL OF SELECTION OF AUDITORS

  Upon recommendation of our Audit Committee, our Board has selected Arthur Andersen LLP, certified public accountants, as independent auditors for Genuity for the fiscal year ending December 31, 2001. Arthur Andersen LLP has acted as our independent auditors since we became a public company, and the Board considers it highly qualified. Our By-laws do not require that the stockholders ratify the selection of Arthur Andersen LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Arthur Andersen LLP, but may retain such independent auditors. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of Genuity and its stockholders.

  Representatives of Arthur Andersen LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THIS APPOINTMENT.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  We were previously a wholly owned subsidiary of GTE Corporation and became a public company on June 30, 2000, the same date on which GTE Corporation merged with Bell Atlantic Corporation to form Verizon Communications. As of April 2, 2001, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, there were issued and outstanding 173,913,000 shares of our Class A common stock and 18,256,000 shares of our Class B common stock. Each share of Class A common stock and Class B common stock is entitled to one vote on all matters submitted to our stockholders generally, including the election of directors. Verizon Communications holds of record all of our issued and outstanding Class B common stock, which represents 9.5% of our outstanding voting capital stock.

  The following table sets forth information regarding the beneficial ownership of our outstanding Class A common stock as of February 28, 2001 for:
(i) each person known by us to own beneficially more than five percent of our of issued and outstanding Class A common stock; (ii) each director and each executive officer listed in the Summary Compensation Table above; and (iii) all directors and executive officers as a group.

  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent authority is shared by spouses under applicable law.

  The number of shares beneficially owned by each stockholder is determined in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of our Class A common stock that the stockholder has sole or shared voting or investment power and any shares of our Class A common stock that the stockholder has a right to acquire within sixty (60) days after April 2, 2001 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding Class A common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of Class A common stock.

                                                         Shares of Class A
                                                            Common Stock
                                                         Beneficially Owned
                                                         ------------------
                                                                 Percent of
Name and Address of Beneficial Owner                     Number    Class
------------------------------------                     ------- ----------
Executive Officers and Directors
Paul R. Gudonis......................................... 120,000      *
Joseph C. Farina........................................  23,500      *
Daniel P. O'Brien.......................................   8,400      *
Ira H. Parker...........................................   9,800      *
Susan H. Bowman.........................................   9,400      *
James L. Freeze.........................................   4,000      *
Paul J. Collins......................................... 100,000      *
Jeffrey M. Cunningham...................................       0      *
John H. Dasburg.........................................       0      *
Philippe P. Dauman...................................... 100,000      *
Duncan M. Davidson......................................  10,000      *
Gordon E. Eubanks.......................................       0      *
John W. Gerdelman.......................................  10,000      *
John R. Harris..........................................       0      *
Edward D. Horowitz......................................  40,000      *
Debra L. Lee............................................   1,000      *
Michael T. Masin........................................  19,000      *
Benson P. Shapiro.......................................  15,000      *
Executive Officers and Directors as a Group (18
 Persons)............................................... 470,100      *

                                                        Shares of Class A
                                                          Common Stock
                                                       Beneficially Owned
                                                      ---------------------
                                                                 Percent of
Name and Address of Beneficial Owner                    Number     Class
------------------------------------                  ---------- ----------
Five Percent Stockholders:
Citigroup Inc.(1).................................... 22,678,824    13.0%
  153 East 53rd Street
  New York, NY 10043

Capital Research and Management Company(2)........... 16,358,000     9.4%
  333 South Hope Street
  Los Angeles, CA 90071

Firsthand Capital Management, Inc.(3)................ 10,262,100     5.9%
  125 South Market Street
  San Jose, CA 95113

                                                        Shares of Class B
                                                          Common Stock
                                                       Beneficially Owned
                                                      ---------------------
                                                                 Percent of
                                                        Number     Class
                                                      ---------- ----------
Verizon Communications Inc.(4)....................... 18,256,000     100%
  1095 Avenue of the Americas
  New York, New York 10036

--------
 * Less Than One Percent
(1) The information reported is based on a Schedule 13G/A, filed February 7, 2001, with the Securities and Exchange Commission by SSB Citi Fund Management LLC ("SSB Citi Fund"), Salomon Smith Barney Holdings Inc. ("SSB Holdings"), and Citigroup Inc. ("Citigroup"). SSBI Citi Fund reports shared voting and dispositive power with respect to 17,446,800 shares. Each of SSB Holdings and Citigroup reports shared voting and dispositive power with respect to 22,678,824 shares. The report includes shares for which the reporting persons disclaim beneficial ownership. The address of each of SSB Citi Fund and SSB Holdings is 388 Greenwich Street, New York, NY 10013.
(2) The information reported is based on a Schedule 13G, filed February 12, 2001, with the Securities and Exchange Commission by Capital Research and Management Company, a registered investment adviser. Capital Research and Management Company reports sole voting and dispositive power with respect to the shares, but disclaims beneficial ownership of the shares.
(3) The information reported is based on a Schedule 13G, filed February 13, 2001, with the Securities and Exchange Commission by Firsthand Capital Management, Inc., a registered investment adviser, and Kevin Michael Landis, a control person of Firsthand. Firsthand and Mr. Landis each report sole voting power and sole dispositive power with respect to the shares. Mr. Landis disclaims beneficial ownership of the shares.
(4) Verizon owns all of the shares of Class B common stock. The 18,256,000 shares of Class B common stock are currently convertible, at no additional economic cost, to 19,323,667 shares of Class A common stock, representing 10% of our outstanding voting stock.

Change In Control Arrangements

  We completed our initial public offering on June 30, 2000. Prior to that date, we were a wholly owned subsidiary of GTE Corporation. In July 1998, Bell Atlantic Corporation and GTE Corporation agreed to enter into a merger of equals transaction. The merger closed on June 30, 2000. Bell Atlantic and GTE Corporation now operate under the name Verizon Communications.

  Section 271 of the Telecommunications Act of 1996 generally prohibits each of the former Bell Atlantic local telephone operating companies from providing long distance services that originate in any state in which it is an incumbent local telephone operating company. This prohibition also extends to services provided by any company in which Bell Atlantic owns an equity interest greater than 10%. Because we provide services that could be characterized as long distance services in states where Bell Atlantic operates an incumbent local telephone operating company, Bell Atlantic and GTE Corporation could not merge as long as we remained a wholly owned subsidiary of GTE Corporation. Accordingly, Bell Atlantic and GTE Corporation made a proposal to the Federal Communications Commission under which Verizon Communications would not own more than 10% of our common stock at the closing of their merger. The Federal Communications Commission adopted a memorandum opinion and order approving the merger of Bell Atlantic and GTE Corporation on June 16, 2000.

  The Federal Communications Commission order required that GTE Corporation exchange all of its shares of our outstanding common stock for shares of our Class B common stock, and that we conduct an initial public offering of our Class A common stock. Currently, our Class A common stock, which is owned by the general public, represents 90.5% of our outstanding voting common stock and our Class B common stock, all of which is owned by Verizon, represents 9.5% of our outstanding voting common stock.

  If Verizon eliminates applicable Section 271 restrictions, it may increase its ownership interest in us by converting the Class B common stock. Section 271 provides that the restrictions will be lifted as to a particular state when the incumbent local telephone company satisfies a competitive checklist prescribed by the Telecommunications Act and obtains authority from the Federal Communications Commission to provide long distance services in that state. Verizon has received the necessary authorization in New York to provide long distance services originating in that state. Verizon must eliminate applicable Section 271 restrictions in the other states in which it operates an incumbent local telephone operating company, either through the Section 271 process or otherwise, including through legislation, in order to increase its ownership in us.

  Under the Federal Communications Commission order, Verizon cannot convert its Class B common stock into more than 10% of our outstanding common stock until it has eliminated, as to at least 50% of the total billable access telephone lines owned in 1999 by Bell Atlantic in its region, the Section 271 restrictions applicable to its operation of our business. The total billable access telephone lines owned in 1999 by Bell Atlantic in its region are referred to as the "Bell Atlantic in-region lines." When Verizon has eliminated the applicable Section 271 restrictions as to at least 50% of Bell Atlantic in-region lines, subject in specified circumstances to an obligation to offer its shares to us, it could transfer its shares of our Class B common stock to one or more third parties that would then be able to convert all of our Class B common stock into 800 million shares of Class A common stock. When Verizon has eliminated the applicable Section 271 restrictions as to 100% of Bell Atlantic in-region lines, it could convert its Class B common stock into 800 million shares of our Class A common stock or Class C common stock, subject to the terms of the Federal Communications Commission order.

Stockholder Return Presentation

  Set forth below is a graph comparing the cumulative total return on our common stock against the cumulative total return of the Bloomberg U.S. Internet Index and The Nasdaq National Market for the period commencing on June 28, 2000 (the date of pricing of our common stock in our initial public offering) and ending on December 31, 2000, assuming in each case that $100 was invested on June 28, 2000 and that all dividends were reinvested.

                                    [GRAPH]
                    Comparision of Cumulative Total Return

                                  6/28/00   6/30/00   7/31/00   8/31/00   9/30/00   10/31/00   11/30/00   12/31/00
Genuity                           $100.00   $ 97.34   $86.38    $ 91.69   $69.44    $58.47      $45.85     $53.82
NASDAQ Composite                  $100.00   $100.65   $95.61    $106.78   $93.25    $85.56      $65.98     $62.76
Bloomberg U.S. Internet Index     $100.00   $101.97   $98.85    $109.29   $95.32    $82.17      $58.80     $51.20

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  We have provided below a summary description of the significant agreements that we have executed with GTE Service Corporation and other affiliates of GTE Corporation, which are now part of Verizon Communications. These descriptions summarize the material terms of the agreements. We believe that the terms of these agreements are comparable to those that would have resulted from arms-length negotiations with parties other than GTE Corporation and its affiliates. We intend to negotiate any future agreements with Verizon on the same basis.

Transition Services Agreements

  Prior to our initial public offering, GTE Corporation and its affiliates provided a range of administrative and support services to us. We entered into an Agreement for Transition Services and an Agreement for Information Technology Transition Services with GTE Service Corporation to continue these services for a limited period of time.

  Agreement for Transition Services. Under this agreement, GTE Service Corporation will provide, to the extent we continue to require them on a brief transitional basis, the following services previously provided to us by various affiliates of GTE Corporation:

  . accounting and cash processing services, including payroll, asset accounting and accounts payable;

  .  billing and collection processing services;

  . human resources services and benefits administration, including relationships with employee benefits providers; and

  . real estate support services, including project management and environmental and safety services.

  Agreement for Information Technology Transition Services. We and GTE Service Corporation entered into this agreement in order to provide or receive, to the extent either party continues to require them on a transitional basis, the following services:

  . software support services to ensure that software continues to run effectively after our initial public offering; and

  . hardware support services, including help desk support for personal computers, systems support centers for critical servers and local area network support.

  In addition, we will provide wide area network support to GTE Service Corporation and GTE Service Corporation will provide us with wide area network support in areas outside of the local service region of Verizon. GTE Service Corporation also will provide us with computer programming and technical services, including the development of software interfaces and modifications and enhancements to existing systems.

  Unless otherwise agreed, the ownership of any work product, including intellectual property, created during the provision of services under either of the transition service agreements will be determined under the terms and conditions of the Software Development and Technical Services Agreement described below. Similarly, any licenses relating to software will be granted on the same terms and conditions as used in the Software License Agreement described below.

  The fees for these transition services are fixed under the agreements and were negotiated based on historical costs and comparable market prices. Both agreements have a non-renewable term of one year, but the term of many services will be less than a year. We will be able to terminate each or any portion of the agreements at any time upon 120 days notice to GTE Service Corporation. As an exception, the billing and collection processing services require 180 days notice in order to provide adequate transition time. GTE Service Corporation has the right to terminate the agreements on 120 days notice only with respect to the information technology services that it receives from us. Until termination or expiration, GTE Service Corporation will be obligated to cooperate with us to transition the work to another provider and to use commercially reasonable efforts to secure our continued use of any necessary third party technology.

Purchase, Resale and Marketing Agreement

  We entered into a Purchase, Resale and Marketing Agreement under which Verizon will purchase services from us that will include Internet access, value-added e-business services and private line and asynchronous transfer mode transport services. Verizon will be permitted to use these services internally or resell them on a stand-alone basis or as part of a bundled solution. Those services resold by Verizon may be co-branded with us or may be branded without use of our marks. To the extent we jointly market our services with Verizon, we will do so in compliance with all applicable federal law. We will not jointly market our services with Verizon in states in which Verizon would not have legal authority under applicable federal law to operate our company. We have granted Verizon most favored customer pricing and volume-based discounts. Under the terms of the agreement, Verizon will purchase at least $500 million of our services over a five-year period. In the event that Verizon has not purchased $200 million in services by the end of the third year of the contract, it would be required to pay to us at that time the difference between the amount of services purchased to date and $200 million. Similarly, in the event Verizon has not purchased $500 million in services by the end of the fifth year of the contract, it would be required to pay to us at that time the difference between the amount of services purchased to that date, including any shortfall payment made at the end of the third year, and $500 million. The minimum purchase commitment is reduced in the event we do not comply with various obligations as to competitive pricing and other aspects of service, sale and delivery.

  In order for us to properly plan for increasing demands for our services by our customers, Verizon is required to provide us with 18-month forecasts of its requirements on a quarterly basis. The agreement will remain in effect for five years and is renewable for additional one-year periods by mutual consent of the parties. Verizon may terminate the agreement on ninety days notice if a legislative or regulatory order materially or adversely changes its rights, obligations or risks in relation to the resale of our services. In this event, Verizon is obligated to cooperate with us to ensure the orderly transition to us of all outstanding reseller agreements, including the assignment of these agreements, and to reimburse us for costs incurred by us relating to this transition.

  Under the agreement, if Verizon were to cause us to adjust our business as described below in this paragraph in order to convert its Class B common stock, it must provide us with 180 days prior written notice of the date on which it intends to convert its Class B common stock. This notice will also indicate if there are any states in which Verizon does not expect to have legal authority under applicable federal law to operate a long distance business at the time of the conversion of the Class B common stock. Upon receipt of this notice, we will adjust our operations in the states designated by Verizon in a manner necessary to allow Verizon to be in compliance with applicable federal law in these states after Verizon obtains a greater than 10% equity interest in our capital stock. In no event will the states designated by Verizon account for more than 3% of our total revenues during the preceding twelve months and in no event shall the adjustment of our operations result in the loss of overall revenue in excess of 3% of our total revenues during the preceding twelve months. Verizon will agree to pay an amount necessary to make us financially whole as a result of our modification of our business pursuant to this arrangement.

  In conjunction with the Purchase, Resale and Marketing Agreement described above, we also plan to provide to Verizon undersea cable capacity in the ARCOS-1 Caribbean Ring System and have committed to negotiate with Verizon with respect to operating capacity on the Americas III Cable Network currently under construction.

Intellectual Property Agreements

  In connection with our initial public offering, we entered into the following agreements with GTE Service Corporation in order to allocate rights relating to then existing and future patents, software and other types of intellectual property and technical services.

  Intellectual Property Ownership and Cross License Agreement. This agreement apportioned the ownership of patents, patent applications and other types of intellectual property between GTE Service Corporation and us. Under the agreement, patents and patent applications that existed at the time of our initial public offering and that related exclusively to us will be owned exclusively by us. Those patents and patent applications that existed at the time of our initial public offering that related to both us and GTE Service Corporation are to be jointly owned by us and GTE Service Corporation. The remaining patents and patent applications that related to GTE Service Corporation are owned exclusively by GTE Service Corporation. Both we and GTE Service Corporation granted each other a perpetual, non-exclusive, royalty-free worldwide license to each other's existing patents and patent applications. In addition, under the terms of this agreement, we jointly own any then existing, non-statutory intellectual property. Those patents and patent applications that either GTE Service Corporation or we develop in the future will be owned pursuant to applicable laws or any controlling agreements.

  Software License Agreement. We entered into a Software License Agreement with GTE Service Corporation under which it granted us a non-exclusive, non-transferable, worldwide license to use for our internal operations software programs owned by GTE Service Corporation. In addition, GTE Service Corporation will provide us with updates to the licensed software programs pursuant to the Agreement for Information Technology Transition Services described above. In exchange for the license, we will pay GTE Service Corporation an annual license fee for each licensed software program. The term of each license will be one year and will be automatically renewable for successive one-year periods upon the payment of annual license fees. We may terminate or cancel any software license upon thirty days written notice to GTE Service Corporation. The licenses that GTE Service Corporation granted us pertain to the object code of the licensed software programs only. The source code of the licensed software programs has been placed in an escrow account and will be made available to us pursuant to the terms and conditions of a separate escrow agreement.

  Software Development and Technical Services Agreement. Under this agreement, GTE Service Corporation will provide us with software development and other technical services. For services related exclusively to our business, the newly created deliverable, including any newly created software and accompanying documentation, and all intellectual property rights in the deliverable, will be transferred to us by GTE Service Corporation. In return, we will grant to GTE Service Corporation a perpetual, royalty-free worldwide license to any deliverable owned by us for the internal use of GTE Service Corporation only. For services not related exclusively to us, GTE Service Corporation will retain ownership of any deliverable and will grant us a non-exclusive, royalty-free, non-sublicensable, non-transferable license to use the deliverable owned by GTE Service Corporation for our internal use only. The agreement will have a term of one year and will be renewable for successive one-year terms by mutual consent of the parties. We may terminate the agreement at any time following written notice to GTE Service Corporation.

Real Estate Agreements

  We have entered into several agreements with Verizon to allocate space in various leased and owned properties between us and Verizon. None of the properties involved are material to our operations or business. The provisions of each agreement, including the lease and sublease payment of rent terms, vary depending on the underlying lease at the specified property and the result of negotiations pertaining to specific issues at a specified property.

  In order to effect our transition to a stand-alone company, GTE Corporation also agreed to issue new guaranties and to continue existing guaranties in order to support our real estate obligations. GTE Corporation has agreed to continue to issue new guaranties until December 31, 2000 or the date on which both Standard & Poor's and Moody's publish a credit rating for us, whichever occurs first. We have agreed to pay GTE Corporation a commercially reasonable fee during the time the guaranties are in force.

Registration Rights Agreement

  Verizon and its transferees or assignees are entitled to cause us to register shares of Class A common stock that are issued following the conversion of either our Class B common stock or our Class C common stock. We may postpone the filing of any registration statement up to two times for a total of ninety days in the event that the filing (1) would require the disclosure of sensitive information that would be seriously detrimental to us or (2) would occur at a time in which we are working on our annual audited financial statements. If marketing reasons dictate, the managing underwriter of any underwritten offering will have the right to limit the number of shares of Class A common stock that Verizon and its transferees or assignees include in any registration statement. We will pay all expenses incurred in connection with the filings described below, except for underwriter discounts and commissions, which will be paid by each of the selling stockholders.

  Demand Registration Rights. At any time after December 31, 2000, Verizon and its transferees or assignees can request on sixteen occasions that we register all or a portion of their shares of Class A common stock on a registration statement so long as the total number of shares requested to be registered is at least the greater of (1) the value of five percent of the shares of Class A common stock issued and outstanding immediately after our initial public offering and (2) an aggregate value of $100,000,000, in each case based on the closing trading price of the Class A common stock on the date the demand to file the shares of Class A common stock is made. We are not required to file more than one demand registration statement within ninety days of the effectiveness of any registration statement, other than a shelf registration statement as described below.

  Piggyback Registration Rights. At any time after December 31, 2000, if we register any of our securities for public sale, either for our own account or for the account of any holder of our securities, Verizon and its transferees or assignees will have the right to include their shares of common stock in such registration. This right, however, applies only to a registration statement relating to an underwritten public offering for cash.

  Shelf Registration Rights. At any time after July 1, 2001, in the event that Verizon or one of its affiliates issues any securities that are convertible into or exchangeable for shares of our Class A common stock owned by Verizon, Verizon will have the right to request that we file a registration statement relating to the conversion or exchange of the securities issued by Verizon or its affiliates. However, we will not be required to make such a filing unless the total number of shares requested to be registered is at least the greater of (1) the value of five percent of the shares of Class A common stock issued and outstanding immediately after our initial public offering and (2) an aggregate value of $100,000,000, in each case based on the closing trading price of the Class A common stock on the date the demand to file the shares is made.

Recapitalization Agreement

  On June 22, 2000, GTE Corporation executed a recapitalization agreement in connection with its receipt of our Class B common stock. Under this agreement, GTE Corporation exchanged all of its shares of our common stock for shares of Class B common stock that represented 9.5% of the total number of shares of our common stock outstanding immediately after the completion of our initial public offering. The recapitalization agreement contains customary representations and warranties, including with respect to the issuance of the Class B common stock. The agreement also contains the provisions relating to the following:

  Genuity Right of First Offer. Under the terms of the Federal Communications Commission order, if Verizon seeks to sell some or all of its shares of our Class B common stock, or the shares of our Class A common stock received by it on conversion of all or some of its shares of our Class B common stock, after eliminating the applicable Section 271 restrictions as to at least 50% but less than 95% of Bell Atlantic in-region lines, Verizon will first offer to sell those shares to us with the purchase price payable in the form of an unsubordinated, marketable debt instrument of Genuity with a fair market value equal to its face value. Our issuance to Verizon of such a debt instrument shall constitute an exception to any limitation on the aggregate amount of our debt that Verizon may hold pursuant to the Federal Communications Commission order. This debt instrument will bear interest at a commercially reasonable rate, comparable to rates under similar instruments held by companies with debt ratings comparable to ours, with a commercially reasonable time for repayment. The purchase price for all of the shares of Class B common stock will be equal to the lower of (a) the fair market value of those shares as determined by a nationally recognized independent investment banker selected jointly by Verizon and us or (b) the sum of:

  . the value of a 10% equity interest in us at the time of such sale, based on the average of the closing prices of the Class A common stock on the thirty trading days prior to the date Verizon offers the shares to us; and

  . the amount Verizon would have had on the date of the completion of the sale if it had taken the amount of its initial investment in us above a 10% equity interest, based on the initial public offering price for our Class A common stock of $11.00 per share, and invested such amount at the time of the closing of such offering in the S&P 500 Index.

  Verizon has agreed to grant any consent necessary for us to be able to complete the purchase of their Class B common stock.

  If Verizon sells all of its Class B common stock, except an amount that can be converted into a 10% interest, the purchase price under clause (b) above shall be only the amount described in the second bullet. We are required to notify Verizon of our intent to purchase the shares within ninety days after their offer to us. If we decide to purchase the shares, we will have 180 days from the date of the offer to complete the purchase.

  If we decline to purchase the shares or fail to complete the purchase, Verizon will transfer the shares to a disposition trustee selected in accordance with the rules of the Federal Communications Commission, who will attempt to sell the shares to a third party. As required by the Federal Communications Commission order, Verizon is not entitled to proceeds from the third party sale that exceed an amount determined in the same manner as the amount for which we could have purchased the shares as described in clause (b) above, and Verizon shall remit to the United States Treasury any proceeds in excess of that amount, as adjusted to reflect taxes on that amount, or such lesser amount as the Federal Communications Commission may determine.

  Receipt of Portion of Class B Common Stock Appreciation Upon Conversion or Sale by Verizon. After Verizon has eliminated applicable Section 271 restrictions as to 100% of Bell Atlantic in-region lines, Verizon may increase its ownership of our capital stock to an amount in excess of 10% by converting its shares of our Class B common stock into either Class A common stock or Class C common stock. Under the Federal Communications Commission order, Verizon must at the time of this conversion, or at the time of a sale of its shares of our Class B common stock after it has eliminated applicable Section 271 restrictions as to at least 95% of Bell Atlantic in-region lines, elect either:

  . to make a payment to us for distribution to the holders of our Class A common stock; or

  . to adjust the applicable conversion ratios by receiving fewer shares of our Class A common stock or Class C common stock than it would otherwise be entitled to upon conversion, in which case we would distribute the shares relinquished by Verizon to the holders of our Class A common stock.

  In either event, the holders of our Class A common stock will receive a portion of the appreciation of the shares of our Class B common stock converted by Verizon.

  Verizon will use the following calculation to determine the amount of the cash paid to us or the number of shares of Class A common stock or Class C common stock relinquished by it upon conversion:

  First, Verizon will engage a nationally recognized investment banker that has no prior association with Verizon to determine the total appreciation of its shares of our Class B common stock. The appreciation will be determined in proportion to the appreciation in the publicly traded Class A common stock as adjusted, if necessary, to eliminate any increase reflecting the anticipation of the payment or conversion change and distribution contemplated by this paragraph, minus the initial value of our Class B common stock held by Verizon on an as-converted basis, based on the initial public offering price of our Class A common stock of $11.00 per share.

  Second, the appreciation that would be attributable to a 10% interest in us will be subtracted from the total appreciation.

  Third, as of each anniversary of the closing of our initial public offering, a percentage will be determined equal to 25%, which the Federal Communications Commission has determined to be a reasonable approximation of the portion of our business in the region of Bell Atlantic, multiplied by a fraction, the numerator of which is the number of Bell Atlantic in-region lines as to which applicable Section 271 restrictions have not been eliminated and the denominator of which is the total number of Bell Atlantic in-region lines. Those annual percentages will be averaged.

  Finally, the amount of the cash that Verizon will pay to us or the number of shares of Class A common stock or Class C common stock that it will relinquish is equal to the average percentage multiplied by the appreciation as determined using the calculation explained in the prior paragraphs. If Verizon chooses to make a cash payment to us for distribution to the holders of Class A common stock, this amount will be tax adjusted to reflect the fact that Verizon would have to pay taxes if it sold our common stock or other assets to raise the capital required for this payment. If Verizon chooses instead to receive fewer shares of Class A common stock or Class C common stock, the amount of appreciation that Verizon will forego will be converted into a number of shares of our Class A common stock that will be distributed to the other holders of Class A common stock.

  Right to Purchase Additional Shares Upon Conversion. If at any time during the one year following the conversion by Verizon or its affiliates of any shares of Class B common stock Verizon and its affiliates control shares of Class A common stock and Class C common stock that together equal or exceed 70% of the total number of shares of common stock then outstanding, Verizon will have the right during the one year following the conversion to acquire from us a number of shares of Class A common stock so that, immediately after the acquisition, Verizon and its affiliates combined ownership of our Class A common stock and Class C common stock will be equal to 80% of the total number of shares of common stock then outstanding. For purposes of calculating in the preceding sentence the total number of shares of common stock outstanding (1) shares of Class B common stock that can never be converted into more than their proportionate share of 10% of our total common stock outstanding shall be considered to have been converted on that basis and (2) other shares of Class B common stock shall be considered to have been converted to the maximum extent permitted under our certificate of incorporation. This right to purchase additional shares may be exercised only one time. The price payable per share in this purchase would consist of cash, stock or other property with a fair market value equal to the average of the closing prices for the Class A common stock for the thirty trading days immediately preceding the date of the purchase. In the event Verizon elects to pay the purchase price in property, the fair market value of such property will be established by an appraisal conducted by a nationally recognized appraiser chosen by our independent directors. Verizon shall not be permitted to pay the purchase price in property if our independent directors determine that:

  . our ownership of such property will violate applicable law, including without limitation any federal or state regulations applicable to us; or

  . the property is not reasonably useful to us in light of our then existing business plan.

  Consent Requirements. The recapitalization agreement contains provisions requiring us to obtain the consent of Verizon prior to taking the following actions:

  . making any acquisition or series of related acquisitions for consideration that exceeds 20% of our market capitalization at the time of such acquisition or, if earlier, upon our entering into an agreement to effect the acquisition, where market capitalization is determined by multiplying the closing price of our Class A common stock on the date of determination by the number of shares of common stock outstanding on that date, assuming for purposes of this calculation that (1) shares of Class B common stock that can never be converted into more than their proportionate share of 10% of our total common stock outstanding shall be considered to have been converted on that basis and (2) other shares of Class B common stock shall be considered to have been converted to the maximum extent permitted under our certificate of incorporation;

  . making any acquisition for consideration in excess of $100 million or entering into any joint venture in which our investment is more than $100 million, in each case that is not closely related to our business;

  . making any disposition or series of related dispositions for consideration in excess of 20% of our market capitalization at the time of such disposition or, if earlier, of our entering into an agreement to effect such disposition;

  . incurring indebtedness (including capital leases, guarantees of indebtedness of others, letters of credit and indebtedness acquired in connection with any acquisition, but excluding trade accounts payable)
     (1) in any calendar year that exceeds $3.85 billion, net of any indebtedness repaid during that same calendar year, or (2) at any time, if immediately after the incurrence thereof, our indebtedness would exceed $11.0 billion;

  . entering into any agreement or arrangement that (1) binds or purports to bind, or following conversion, would bind or purport to bind, Verizon or any of its affiliates, or (2) contains provisions that trigger a default or require a material payment when Verizon exercises its rights to convert the Class B common stock;

  . declaring extraordinary dividends or making other extraordinary distributions to the holders of our capital stock;

  . issuing any equity securities or securities convertible or exercisable into equity securities except for:

    (1) equity securities issued in connection with acquisitions, in an aggregate amount not to exceed 30% of the shares of common stock outstanding upon the completion of our initial public offering;

    (2) equity securities issued to fund operating needs, including capital expenditures, in an aggregate amount not to exceed 5% of the shares of common stock outstanding upon the completion of our initial public offering;

    (3) equity securities issued or granted to our employees, provided that:

      (a) the number of equity securities issued or granted to individuals who were employees on April 6, 2000 does not exceed in the aggregate 5% of the shares of common stock outstanding upon the completion of our initial public offering;

      (b) the number of equity securities issued or granted to individuals who first became our employees within nine months of April 6, 2000, other than individuals who became our employees as a result of their former employer being acquired by us, does not exceed in the aggregate 1% of the shares of common stock outstanding upon the completion of our initial public offering;

      (c) the number of equity securities issued or granted to individuals who become our employees beginning on or after January 6, 2001, other than individuals who become our employees as a result of their former employer being acquired by us, does not exceed in the aggregate 2.95% of the shares of common stock outstanding upon the completion of our initial public offering;

      (d) the number of equity securities issued or granted to non-employee directors does not exceed in the aggregate 0.05% of the shares of common stock outstanding upon the completion of our initial public offering;

      (e) the number of equity securities issued to a trustee or other fiduciary, or granted or reserved for issuance to our employees described in the previous clauses (a), (b) and (c) in connection with our 401(k) or any similar plan does not exceed 0.5% of the shares outstanding upon completion of our initial public offering; and

      (f) the number of equity securities issued or granted to individuals who become our employees as a result of their former employer being acquired by us, including equity securities issued, granted or reserved for issuance to a trustee or other fiduciary or to our employees described in clause (e) in connection with our 401(k) or any similar plan, does not exceed 6% multiplied by the total of: (i) the number of shares of common stock outstanding upon the completion of our initial public offering, plus (ii) the number of shares issued in connection with acquisitions completed by us, minus (iii) the aggregate number of shares of common stock that may be issued under clauses (a),
          (b), (c), (d) and (e) above.

  For the purpose of calculating the percentage of the shares of common stock outstanding upon the completion of our initial public offering in subsections
(1), (2) and (3) above, all shares of Class B common stock shall be deemed to have been converted into shares of Class A common stock to the maximum extent permitted under our certificate of incorporation. If options expire or terminate after being granted under subsection (3) above, those shares become available for any of the purposes stated in subsections (1) through (3).

  We will not be required to obtain the consent of Verizon to take the above actions if at any time:

  . Verizon and its affiliates collectively do not have the right to vote more than 50% of the then outstanding shares of Class B common stock; or

  . the shares of common stock that Verizon and its affiliates collectively own would constitute 10% or less of our then outstanding common stock on an as converted basis; or

  . any person and its affiliates, other than Verizon and its affiliates, collectively own more than 50% of the then outstanding shares of Class B common stock.

  Verizon may assign these consent rights to a third party who may exercise them so long as the third party directly or indirectly:

  . owns and has the right to vote more than 50% of the then outstanding shares of our Class B common stock; and

  . owns or has the right to acquire more than 50% of our then outstanding common stock on an as converted basis.

  For purposes of calculating the ownership of our common stock on an as converted basis in the two preceding paragraphs, the shares of Class B common stock that can never be converted into more than their proportionate share of 10% of our total common stock outstanding shall be considered to have been converted on that basis. All other shares of our Class B common stock shall be considered to have been converted to the maximum extent permitted under our certificate of incorporation.

TELUS Agreement

  GTE Corporation granted the exclusive right to our trademarks and to all proprietary technology that we had developed prior to the date of our initial public offering to TELUS Corporation for use solely in Canada for the provision of telecommunications services, including Internet services. We have entered into a licensing arrangement with TELUS Corporation to grant it similar rights with respect to all trademarks and proprietary technology that we develop or acquire after June 30, 2000. The TELUS agreement would also limit our ability to directly provide Internet services in Canada.

Credit Agreement

  On September 5, 2000, we entered into a $2,000,000,000 Five-Year Credit Agreement with a syndication of banking institutions including The Chase Manhattan Bank, as administrative agent for said lenders, Chase Securities, Inc., as arranger, Citibank, N.A., as syndication agent, and Credit Suisse First Boston and Deutsche Bank AG, New York and/or Cayman Islands Branches, as co-documentation agents. Citigroup Inc., a lender under the Five-Year Credit Agreement, beneficially owns 22,678,824 shares or approximately 13% of our Class A common stock.

Verizon Credit Agreement

  On March 5, 2001, we entered into a Credit Agreement with Verizon Investments Inc., a wholly-owned subsidiary of Verizon Communications Inc., under which we may borrow up to $500,000,000. The commitment to lend expires on May 31, 2001. Advances will bear interest at the London Interbank Offer rate plus 200 basis points.

Indemnification Agreements

  In connection with our initial public offering, we transferred contracts to newly formed limited liability companies that are now a part of Verizon. The transferred contracts, entered into with the United States government, include primarily research and development contracts in the areas of mobile networking, speech and language processing, applied physics and acoustic signal processing, as well as contracts for the management of government data networks. Simultaneously with the transfer, we entered into indemnification agreements that provide that Verizon shall indemnify us for any claims arising under these contracts.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten-percent beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms we have received, we believe that all of our officers, directors and greater than ten-percent beneficial owners complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal 2000.

                           PROXY SOLICITATION COSTS

  We will bear all the costs of the solicitation of proxies. Our Board of Directors may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and we may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. In addition to the solicitation of proxies by mail, we may use the services of our directors, officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally or by mail or telephone. We have also retained D.F. King & Co., Inc. to aid in the solicitation of proxies at a fee of $7,500 plus expenses.

                             STOCKHOLDER PROPOSALS

  We currently expect to hold our second annual meeting of stockholders in May 2002 and to begin printing and mailing the proxy statement and form of proxy to be furnished to all stockholders entitled to vote at such meeting in April 2002. To be eligible for inclusion in the proxy statement for our 2002 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices not later than December 15, 2001. Those stockholder proposals that are not intended to be included in our proxy statement for such meeting, but that are intended to be presented by the stockholder at such annual meeting of stockholders, must be received not earlier than the close of business on December 30, 2001 and not later than the close of business on January 31, 2002. If a stockholder wishing to present a proposal at our 2002 annual meeting of stockholders fails to notify us by January 31, 2002, the proxies that our management receives for the annual meeting will confer discretionary authority to vote on any stockholder proposals properly presented at that meeting. In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by certified mail, return receipt requested.

                                 OTHER MATTERS

  The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter. However, if any such other matters properly come before the meeting or any adjournment of the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

                                  APPENDIX A

                            Audit Committee Charter

  RESOLVED, that the role, structure, relationship with external and internal auditors, and responsibilities and duties of the Audit Committee of the Board of Directors ("the Audit Committee") shall be:

                                     Role

  The primary function of the Audit Committee is to act on behalf of the Board of Directors in fulfilling its oversight responsibilities related to the Corporation's controls, reporting, and audit functions. Consistent with the primary function, the Audit Committee shall conduct or authorize investigations into any matters within the Committee's responsibilities and, in doing so, have full access to the Corporation's records, employees, and external auditor (with or without the presence of management). As required by applicable securities regulations, the Committee shall make available to shareholders a summary report on the scope of its activities.

                                   Structure

  The Audit Committee shall have at least three members and shall consist solely of independent Directors. All members of the Committee shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee. One or more of the members shall be a current or former leader of a business enterprise or shall otherwise have experience in overseeing financial matters. The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall also meet independently with management and the general counsel.

               Relationship with External and Internal Auditors

  The Committee and Board of Directors have the ultimate responsibility to select, evaluate and, where appropriate, replace the external auditor. External Auditors in their capacity as independent public accountants, shall be responsible to the Board of Directors and the Audit Committee as representatives of the Shareholders.

  Internal Audit shall be responsible to the Board of Directors through the Audit Committee.

  Periodically, the Committee will meet with External and Internal Auditors out of the presence of management.

                          Responsibilities and Duties

  To fulfill its responsibilities and duties, the Audit Committee should review and assess:

 Risk Management and Controls

  -- The Corporation's business risk management process and the adequacy of the overall control environment.

  -- Controls in selected areas representing significant financial or business risk, as needed.

  --  The Annual Scope and Plan of the External and Internal auditors.

 Financial Reporting

  -- In consultation with the External Auditors and management, the annual financial statements and related footnotes and the opinion of the External Auditor with respect to the financial statements and recommend their incorporation into the Annual Report on Form 10-K if they believe the financial statements and related footnotes are sound and accurate.

  --  The results of the External Auditor quarterly interim reviews.

  -- Any other major financial reports in advance of filings or distribution.

  -- Changes in important accounting principles and their application in both interim and annual financial reporting.

  --  Any large or unusual transactions.

 Internal Audit Responsibilities

  --  The Audit Plan and the process to develop the Plan.

  -- The status of significant findings, recommendations, and management's responses.

  -- The charter, activities, organizational structure, and qualifications of the Internal Audit department.

 External Audit Responsibilities

  -- The independence of the External Auditor including receipt of the External Auditor's letter required by the Independence Standards Board, Standard Number 1, Independence Discussions With Audit Committees.

  -- All significant External Auditor relationships or services that may effect objectivity and independence.

  -- Matters related to the conduct of the annual audit which are required to be communicated by SAS 61 and other Generally Accepted Auditing Standards.

  -- In consultation with the External Auditors, the quality and acceptability of the Corporation's accounting principles.

  --  The external auditor's management letter.

 Ethical, Legal and Regulatory Compliance Matters

  --  The Code of Business Conduct and compliance with the Code.

  -- In consultation with Corporate Counsel, any legal or regulatory matters that could have significant impact in financial statements, compliance policies, and reports from regulators.

  -- Policies and procedures with respect to Executive Officers' expense accounts and perquisites, including their use of corporate assets (consider the results of any review of these areas by the Internal Auditors).

  --  Significant conflicts of interest and related-party transactions.

  -- Operations of the Corporation's Ethic's and Compliance Organizations, including Regulatory Compliance.

  --  Operations of the Corporation's Security Organization.

 The adequacy of this Charter annually.

                                  DETACH HERE

                                     PROXY

                                 GENUITY INC.
                             225 Presidential Way
                               Woburn, MA 01801

                   Proxy Solicited by the Board of Directors
             for the Annual Meeting of Stockholders, May 17, 2001

     The undersigned hereby appoint(s) Paul R. Gudonis and Ira H. Parker, or either of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of Genuity Inc., to be held at the Hyatt San Jose, 1740 North First Street, San Jose, California 95112, on Thursday, May 17, 2001 at 8:00 a.m., local time and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

Please mark, sign, date and return this proxy promptly, using the enclosed envelope. No postage is required if mailed in the United States.

---------------                                                  ---------------
| SEE REVERSE |     CONTINUED AND TO BE SIGNED ON REVERSE SIDE   | SEE REVERSE |
|    SIDE     |                                                  |    SIDE     |
---------------                                                  ---------------


-----------------                                                ----------------
Vote by Telephone                                                Vote by Internet
-----------------                                                ----------------
It's fast, convenient, and immediate!                            It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                             confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

------------------------------------------------------           -----------------------------------------------------
Follow these four easy steps:                                    Follow these four easy steps:

1.  Read the accompanying Proxy Statement                        1.  Read the accompanying Proxy Statement
    and Proxy Card.                                                  and Proxy Card.

2.  Call the toll-free number                                    2.  Go to the Website
    1-877-PRX-VOTE (1-877-779-8683).                                 http://www.eproxyvote.com/genu

3.  Enter your 14-digit Voter Control Number                     3.  Enter your 14-digit Voter Control Number
    located on your Proxy Card above your name.                      located on your Proxy Card above your name.

4.  Follow the recorded instructions.                            4.  Follow the instructions provided.
------------------------------------------------------           -----------------------------------------------------

Your vote is important!                                          Your vote is important!
Call 1-877-PRX-VOTE anytime!                                     Go to http://www.eproxyvote.com/genu anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet



                                  DETACH HERE



[X]  Please mark
     votes as in
     this example.


1.  To elect four Class I Directors to serve for a three-year term.

    Nominees: (01) Philippe P. Dauman,  (02) Duncan M. Davidson,
              (03) John W. Gerdelman,   (04) Debra L. Lee.

  FOR                    WITHHELD
  ALL      [_]      [_]  FROM ALL
NOMINEES                 NOMINEES

[_] ______________________________________
    For all nominees except as noted above


2.  To approve the appointment of       FOR     AGAINST     ABSTAIN
    Arthur Andersen LLP as auditors     [_]       [_]         [_]
    of Genuity Inc.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE, SIGN, AND COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [_]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [_]

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such.